Exhibit 99.1
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   FDA Ophthalmic Devices Advisory Panel Recommends Approval With Conditions
                              Of The STAAR ICL(TM)

 ICL Should Be First Phakic IOL Approved for Treatment of Myopia in the U.S.

    MONROVIA, Calif., Oct 6 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, announced today that the U.S. Food and Drug Administration's (FDA) Ophthalmic Devices Panel of the Center for Devices and Radiological Health (CDRH) voted 8-3 late Friday afternoon to recommend that the STAAR Implantable Contact Lens (ICL) be approved with conditions for use in correcting myopia in the range of -3 diopters to -15 diopters and reducing myopia in the range of -15 diopters to -20 diopters. The conditions recommended by the panel primarily concerned post market surveillance of the patients currently enrolled in the PMA cohort, as well as labeling recommendations that will be further defined by the FDA.

    The Ophthalmic Devices Panel is comprised primarily of practicing ophthalmologists with a wide range of expertise, research focus and clinical experience. Its purpose is to advise the FDA staff regarding issues they should consider when evaluating devices for approval. Although the FDA is not bound by the recommendations of its advisory panels, it has historically followed their advice. The FDA will consider these recommendations as it completes its expedited review of the ICL Pre-Market Approval application for the -3 to -20 diopter range that was submitted on May 8, 2003. If approved, the ICL will be the first phakic intraocular lens available commercially in the United States for the treatment of myopia.

    "We are extremely pleased with the panel's recommendation and vote of confidence and look forward to working with the FDA staff to complete the review of the ICL," said David Bailey, president and CEO of STAAR Surgical. "The panel recommendation comes after the presentation of significant data that demonstrated extremely high patient satisfaction levels with the ICL as well as excellent post-operative visual acuity and is a great achievement for the entire STAAR team."

    According to Dr. Helene Lamielle, Chief Scientific Officer of STAAR Surgical, the panel's main issue concerned endothelial cell density stabilization in patients implanted with the ICL. "We appreciate the panel's concern for longer follow-up regarding endothelial cell loss and look forward to providing a steady stream of information regarding this topic. We believe that our most comprehensive four-year data shows a trend for stabilization between three and four years after implantation, and we are committed to extending the follow-up of patients in the cohort, as recommended by the Panel."

    The STAAR ICL is a phakic refractive lens that provides state-of-the-art treatment for the most prevalent sight deficiencies -- near-sightedness and far-sightedness. There are approximately 56 million Americans afflicted with near-sightedness in the U.S. Out of the 56 million patients, the Company estimates that the target market for the lens, based on the range of diopters recommended for approval by the panel, is approximately 8 million people.

    The panel's recommendations were based on clinical three-year follow-up data in which the ICL demonstrated a 99.4% patient satisfaction rate among the PMA cohort. The data also indicated that 95% of the patients with good pre-operative vision and targeted for zero postoperative correction (emmetropia) had uncorrected visual acuities of 20/40 or better after receiving the ICL and that 57% had uncorrected visual acuities equal or better than their best corrected visual acuity preoperatively.

    The Company is presently enrolling candidates in the clinical trial for the hyperopic ICL as well as the Toric ICL, which reduces myopia combined with astigmatism.

    "We look forward to commercialization of the ICL in the US. This is a landmark recommendation -- it is the first refractive intraocular lens recommended for approval in the US market. The recommended range of -3D to -20D is exactly what our PMA requested. Our entire organization is extremely excited about this development," summarized Mr. Bailey.

    STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 30,000 eyes worldwide.

    About STAAR Surgical

    STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary Implantable Contact Lens as well as innovative products designed to improve patient outcomes for cataracts and glaucoma.

    Safe Harbor

    All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation and does not intend to update these forward-looking statements.

    CONTACT: investors, Douglas Sherk, +1-415-896-6818, or Jennifer Cohn, 415-896-6817, or media, Sheryl Seapy, +1-415-272-3323, all of EVC Group, for STAAR Surgical Company.

SOURCE  STAAR Surgical Company
        http://www.staar.com/
       (STAA)